PVH CORP. REPORTS 2023 FOURTH QUARTER REVENUE AND EARNINGS ABOVE GUIDANCE AND PROVIDES 2024 OUTLOOK

BOARD AUTHORIZES $2 BILLION INCREASE TO STOCK REPURCHASE PROGRAM

•2023 fourth quarter and full year revenue:
◦Fourth quarter revenue of $2.490 billion was flat as compared to the prior year period (decreased 1% on a constant currency basis) and exceeded guidance of a decrease of 3% to 4%
◦Full year revenue increased 2% to $9.218 billion compared to the prior year period (increased 1% on a constant currency basis); guidance was an increase of approximately 1%
•2023 fourth quarter and full year EPS exceeded guidance:
◦GAAP basis: $4.55 (fourth quarter) compared to guidance of approximately $3.48 and $10.76 (full year) compared to guidance of approximately $9.75
◦Non-GAAP basis: $3.72 (fourth quarter) compared to guidance of approximately $3.45 and $10.68 (full year) compared to guidance of approximately $10.45
•2024 full year outlook
◦Revenue: Projected to decrease 6% to 7% (decrease 6% to 7% on a constant currency basis) as compared to 2023, inclusive of a 2% reduction resulting from the sale of the Heritage Brands women’s intimates business in November 2023 and a 1% reduction from the 53rd week in 2023
◦Operating margin: Projected to be approximately flat compared to 10.1% in 2023
◦EPS: Projected to be $10.75 to $11.00

New York - April 1, 2024 - PVH Corp. [NYSE: PVH] today reported its 2023 fourth quarter and full year results and provided its 2024 outlook.
Stefan Larsson, Chief Executive Officer, commented, “We delivered a strong fourth quarter and fiscal 2023, generating high single-digit direct-to-consumer growth, with growth in both Calvin Klein and Tommy Hilfiger and all regions. We significantly expanded our gross margins, drove strong pricing power, and are beginning to realize the benefits from the early buildout of our demand-driven supply chain, which allowed us to decrease inventory 21% to last year with much better stock freshness to start the new spring season.”

Mr. Larsson added, “Looking ahead to 2024, we will continue to build momentum with our PVH+ Plan, driving brand desirability for both Calvin and Tommy in product, consumer engagement and marketplace execution, powered by our demand-driven underlying operating engine. This will directly translate into growth in Asia and North America, while in Europe where the macro has become more challenged, our focus is on quality of sales to further strengthen our market-leading position. We see big, value-creating upside through the compounded effect of our consistency in PVH+ Plan execution and strong brand-building focus as we drive long-term, profitable, brand-accretive growth.”

Zac Coughlin, Chief Financial Officer, said, “Our disciplined execution of the PVH+ Plan drove strong gross margin expansion and EPS growth for 2023. In a tougher macroeconomic backdrop in 2024, we are leaning into the next level of PVH+ Plan execution across the Company to create value by increasing quality of sales, driving gross margin improvements and cost efficiencies to deliver significant cash flow and attractive returns for our shareholders. Reflecting confidence in our long-term growth potential, the Board authorized a $2.0 billion increase to the Company’s stock repurchase program.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Fourth Quarter Review:
•Revenue was flat compared to the prior year period (decreased 1% on a constant currency basis). Overall revenue in the Company’s international businesses increased 4% over the prior year period as strong growth in the Asia Pacific region across all markets more than offset a continued challenging macroeconomic environment in Europe, particularly impacting the wholesale business. In North America, revenue in the Tommy Hilfiger and Calvin Klein businesses combined was down 2% compared to the prior year period, as strong growth in the direct-to-consumer business was more than offset by a decline in wholesale revenue, as wholesale customers continue to take a cautious approach. The benefit from the 53rd week in the fourth quarter of 2023 was largely offset by a reduction related to the sale of the Heritage Brands women's intimates business that closed in the fourth quarter of 2023.

◦Direct-to-consumer revenue increased 9% compared to the prior year period (increased 9% on a constant currency basis), with growth in all regions in both the Company’s owned and operated stores and digital commerce business. Owned and operated digital commerce revenue increased 10% compared to the prior year period (increased 9% on a constant currency basis).

◦Wholesale revenue decreased 10% compared to the prior year period (decreased 12% on a constant currency basis), inclusive of a 3% reduction related to the sale of the Heritage Brands women's intimates business, as wholesale customers continue to take a cautious approach.

◦Total digital revenue increased 1% compared to the prior year period (decreased 1% on a constant currency basis) as the strong growth in the Company’s digital commerce business discussed above was partially offset by a decrease in wholesale sales to traditional retailers’ ecommerce businesses and pure players. Total digital penetration as a percentage of total revenue was approximately 20%.

•Gross margin was 60.3% compared to 55.9% in the prior year period. The increase reflects benefits from lower freight costs, a favorable shift in regional and channel mix and lower product costs.

•Inventory decreased 21% compared to the prior year period, in line with expectations, as the Company continues to proactively manage its inventory levels.

Fourth Quarter Consolidated Results:
•Revenue of $2.490 billion was flat compared to the prior year period (decreased 1% on a constant currency basis). The benefit from the 53rd week in 2023 was largely offset by the revenue reduction related to the sale of the Heritage Brands women's intimates business.

◦Tommy Hilfiger revenue increased 1% compared to the prior year period (decreased 1% on a constant currency basis).
▪Tommy Hilfiger International revenue decreased 1% (decreased 3% on a constant currency basis).
▪Tommy Hilfiger North America revenue increased 4%.

◦Calvin Klein revenue increased 4% compared to the prior year period (increased 3% on a constant currency basis).
▪Calvin Klein International revenue increased 12% (increased 10% on a constant currency basis).
▪Calvin Klein North America revenue decreased 8% driven by a decrease in the wholesale business.

◦Heritage Brands revenue decreased 41% compared to the prior year period, which included a 30% decrease resulting from the sale of the Heritage Brands women's intimates business.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $357 million, inclusive of a $5 million positive impact due to foreign currency translation, compared to $297 million in the prior year period. Included in the fourth quarter and the prior year period were recognized actuarial gains on retirement plans of $46 million and $78 million, respectively. EBIT on a GAAP basis for these periods also includes the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $301 million, inclusive of the $5 million positive impact due to foreign currency translation, compared to $215 million in the prior year period. The increase was driven by the gross margin improvement discussed above. The Company continued to take a disciplined approach to managing expenses and driving cost efficiencies, while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”)

◦GAAP basis: $4.55 compared to $2.18 in the prior year period.

◦Non-GAAP basis: $3.72 compared to $2.38 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the fourth quarter of 2023 includes the positive impact of $0.06 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also included the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excludes these amounts.

•Interest expense decreased to $20 million from $22 million in the prior year period.

•Effective tax rate was 19.3% on a GAAP basis as compared to 49.7% in the prior year period. The effective tax rate for the prior year period included the negative impact resulting from a $417 million pre-tax noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate on a GAAP basis for these periods also includes pre-tax amounts and related tax effects for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. The effective tax rate on a non-GAAP basis for these periods excludes these amounts. The effective tax rate was 21.1% on a non-GAAP basis as compared to 21.7% in the prior year period.

Full Year 2023 Consolidated Results:
•Revenue increased 2% to $9.218 billion compared to 2022 (increased 1% on a constant currency basis). The benefit from the 53rd week in 2023 was largely offset by the revenue reduction related to the sale of the Heritage Brands women's intimates business.

◦Tommy Hilfiger revenue increased 4% compared to 2022 (increased 2% on a constant currency basis).
▪Tommy Hilfiger International revenue increased 3% (increased 1% on a constant currency basis).
▪Tommy Hilfiger North America revenue increased 6%.

◦Calvin Klein revenue increased 3% compared to 2022 (increased 3% on a constant currency basis).
▪Calvin Klein International revenue increased 10% (increased 9% on a constant currency basis).
▪Calvin Klein North America revenue decreased 7% driven by a decrease in the wholesale business.

◦Heritage Brands revenue decreased 18% compared to 2022, including a 7% decrease resulting from the sale of the Heritage Brands women's intimates business.

•EBIT on a GAAP basis was $929 million, inclusive of an $11 million positive impact due to foreign currency translation, compared to $471 million in 2022. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $931 million, inclusive of the $11 million positive impact due to foreign currency translation, compared to $857 million in 2022. The increase was driven by a 140 basis point improvement in gross margin, partially offset by higher expenses, including an increase in marketing and other investments to drive the Company’s strategic growth initiatives compared to 2022. The Company continued to take a disciplined approach to managing expenses and driving cost efficiencies, while making targeted investments to drive its strategic initiatives.

•EPS

◦GAAP basis: $10.76 compared to $3.03 in 2022.

◦Non-GAAP basis: $10.68 compared to $8.97 in 2022.

EPS on both a GAAP and a non-GAAP basis for 2023 includes the positive impact of $0.13 per share related to foreign currency translation.

EPS on a GAAP basis for 2022 and 2023 also include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense increased to $88 million from $83 million in 2022 primarily due to higher interest rates.

•Effective tax rate was 21.1% on a GAAP basis as compared to 48.4% in 2022. The effective tax rate was 21.9% on a non-GAAP basis as compared to 23.3% in 2022.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 2.5 million shares of its common stock for $282 million during the fourth quarter of 2023, bringing total share repurchases for the full year 2023 to 5.7 million shares for $550 million.

On March 27, 2024, the Board of Directors approved a $2.0 billion increase to the stock repurchase program and extended it through July 2028.

2024 Outlook:
Full Year 2024 Guidance
•Revenue is projected to decrease 6% to 7% as compared to 2023 (decrease 6% to 7% on a constant currency basis), inclusive of a 2% reduction related to the sale of the Heritage Brands women’s intimates business and a 1% reduction from the 53rd week in 2023.

•Operating margin is projected to be approximately flat compared to 10.1% in 2023.

•EPS is projected to be in a range of $10.75 to $11.00 compared to $10.76 on a GAAP basis and $10.68 on a non-GAAP basis in 2023. The 2024 EPS projection includes the estimated negative impact of approximately $0.10 per share related to foreign currency translation. EPS on a GAAP basis for 2023 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for 2023 excluded these amounts.

•Interest expense is projected to be relatively flat as compared to $88 million in 2023.

•Effective tax rate is projected to be approximately 21%.

First Quarter 2024 Guidance
•Revenue is projected to decrease approximately 11% as compared to the first quarter of 2023 (decrease approximately 10% on a constant currency basis), inclusive of a reduction of 3% related to the sale of the Heritage Brands women's intimates business.

•EPS is projected to be approximately $2.15 compared to $2.14 in the first quarter of 2023. The first quarter 2024 EPS projection includes the estimated negative impact of approximately $0.05 per share related to foreign currency translation.

•Interest expense is projected to decrease to approximately $20 million compared to $22 million in the first quarter of 2023.

•Effective tax rate is projected to be approximately 21%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax gain of $46 million recorded in the fourth quarter of 2023 related to the recognized actuarial gain on retirement plans.

•Pre-tax net gain of $13 million recorded in the fourth quarter of 2023 in connection with the sale of the Company’s Heritage Brands women's intimates business, which includes a gain on the sale, less costs to sell, and severance and other termination benefits associated with the transaction.
•Pre-tax restructuring costs of $61 million incurred in 2023 consisting principally of severance related to actions taken in the second and third quarters of 2023 under the plans initially announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $39 million was incurred in the second quarter, $19 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Pre-tax gain of $78 million recorded in the fourth quarter of 2022 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill impairment charge of $417 million recorded in the third quarter of 2022, which was non-operational and primarily driven by a significant increase in discount rates.
•Pre-tax restructuring costs of $20 million incurred in 2022, consisting principally of severance related to initial actions under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $17 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Pre-tax net costs of $43 million recorded in 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments and a gain on contract terminations, of which $50 million of charges were recorded in the second quarter and an $8 million gain was recorded in the fourth quarter.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 8 and the section entitled “Reconciliations of Constant Currency Revenue” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its fourth quarter earnings release on Tuesday, April 2, 2024 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, its Heritage Brands menswear and retail businesses, and the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced plan to bring in-house most of the product categories currently licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Net sales	$2,369.7	$2,362.5	$8,751.8	$8,544.9
Royalty revenue	95.4	98.3	368.2	372.0
Advertising and other revenue	24.8	27.9	97.7	107.3
Total revenue	$2,489.9	$2,488.7	$9,217.7	$9,024.2

Gross profit	$1,501.2	$1,390.5	$5,363.2	$5,122.9

Selling, general and administrative expenses	1,216.3	1,182.6	4,542.6	4,377.4

Goodwill impairment				417.1

Non-service related pension and postretirement income	45.8	81.7	47.2	91.9

Other gain	15.3		15.3

Equity in net income of unconsolidated affiliates	10.9	7.8	45.7	50.4

Earnings before interest and taxes	356.9	297.4	928.8	470.7

Interest expense, net	20.0	21.6	87.8	82.5

Pre-tax income	336.9	275.8	841.0	388.2

Income tax expense	65.1	137.1	177.4	187.8

Net income	$271.8	$138.7	$663.6	$200.4

Diluted net income per common share (1)	$4.55	$2.18	$10.76	$3.03

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Depreciation and amortization expense	$75.6	$76.2	$298.6	$301.5

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended February 4, 2024 and January 29, 2023 on a non-GAAP basis by excluding (i) the recognized actuarial gains on retirement plans in the fourth quarters of 2023 and 2022; (ii) the gain recorded in the fourth quarter of 2023 in connection with the sale of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction"), which includes a gain on the sale, less costs to sell; (iii) the costs incurred in the fourth quarter of 2023 in connection with the Heritage Brands intimates transaction, consisting of severance and other termination benefits; (iv) the restructuring costs incurred in the second, third and fourth quarters of 2023 and the third and fourth quarters of 2022 related to actions taken under the plans initially announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023 (the “2022 cost savings initiative”), consisting principally of severance; (v) the net costs incurred in connection with the Company’s decision to exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus (the “Russia business exit”), consisting of noncash asset impairments, contract termination and other costs, and severance recorded in the second quarter of 2022, partially offset by a gain on contract terminations recorded in the fourth quarter of 2022; (vi) the gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); (vii) the noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-operational and primarily driven by a significant increase in discount rates, as a result of then-current economic conditions; and (viii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,211.0	$1,186.6	$4,479.5	$4,314.2
Goodwill impairment (2)				—
Non-service related pension and postretirement income (3)	0.3	3.3	1.7	13.5
Other gain (4)	—		—
Equity in net income of unconsolidated affiliates (5)				34.3
Earnings before interest and taxes (6)	301.4	215.0	931.1	856.5
Income tax expense (7)	59.3	42.0	184.4	180.4
Net income (8)	222.1	151.4	658.9	593.6
Diluted net income per common share (9)	$3.72	$2.38	$10.68	$8.97

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP other gain to other gain on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7) Please see Table 8 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Net income	$271.8	$138.7	$663.6	$200.4

Diluted net income per common share (1)	$4.55	$2.18	$10.76	$3.03

Pre-tax items excluded:

SG&A expenses associated with the Russia business exit		(7.5)		43.0

SG&A expenses associated with the 2022 cost savings initiative	3.5	3.5	61.3	20.2

SG&A expenses associated with the Heritage Brands intimates transaction	1.8		1.8

Goodwill impairment				417.1

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(45.5)	(78.4)	(45.5)	(78.4)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)	(15.3)		(15.3)
Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)				(16.1)

Tax effects of the pre-tax items above (2)	5.8	95.1	(7.0)	7.4

Net income on a non-GAAP basis	$222.1	$151.4	$658.9	$593.6

Diluted net income per common share on a non-GAAP basis (1)	$3.72	$2.38	$10.68	$8.97

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Earnings before interest and taxes	$356.9	$297.4	$928.8	$470.7

Items excluded:

SG&A expenses associated with the Russia business exit		(7.5)		43.0

SG&A expenses associated with the 2022 cost savings initiative	3.5	3.5	61.3	20.2

SG&A expenses associated with the Heritage Brands intimates transaction	1.8		1.8

Goodwill impairment				417.1

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(45.5)	(78.4)	(45.5)	(78.4)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)	(15.3)		(15.3)

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)				(16.1)

Earnings before interest and taxes on a non-GAAP basis	$301.4	$215.0	$931.1	$856.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

SG&A expenses	$1,216.3	$1,182.6	$4,542.6	$4,377.4

Items excluded:

Expenses associated with the Russia business exit		7.5		(43.0)

Expenses associated with the 2022 cost savings initiative	(3.5)	(3.5)	(61.3)	(20.2)

Expenses associated with the Heritage Brands intimates transaction	(1.8)		(1.8)

SG&A expenses on a non-GAAP basis	$1,211.0	$1,186.6	$4,479.5	$4,314.2

Table 4 - Reconciliation of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis

Year Ended
1/29/23

Goodwill impairment	$417.7

Item excluded:

Goodwill impairment	(417.7)

Goodwill impairment on a non-GAAP basis	$—

Table 5 - Reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Non-service related pension and postretirement income	$45.8	$81.7	$47.2	$91.9

Item excluded:

Actuarial gain on retirement plans	(45.5)	(78.4)	(45.5)	(78.4)

Non-service related pension and postretirement income on a non-GAAP basis	$0.3	$3.3	$1.7	$13.5

Table 6 - Reconciliations of GAAP other gain to other gain on a non-GAAP basis

	Quarter Ended	Year Ended
	2/4/24	2/4/24

Other gain	$15.3	$15.3

Item excluded:

Gain in connection with the Heritage Brands intimates transaction	(15.3)	(15.3)

Other gain on a non-GAAP basis	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 7 - Reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Year Ended
1/29/23

Equity in net income of unconsolidated affiliates	$50.4

Item excluded:

Gain in connection with the Karl Lagerfeld transaction	(16.1)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$34.3

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/4/24	1/29/23	2/4/24	1/29/23

Income tax expense	$65.1	$137.1	$177.4	$187.8

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(5.8)	(95.1)	7.0	(7.4)

Income tax expense on a non-GAAP basis	$59.3	$42.0	$184.4	$180.4

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	2/4/24			1/29/23
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$271.8	$49.7	$222.1	$138.7	$(12.7)	$151.4

Weighted average common shares	58.9		58.9	63.1		63.1
Weighted average dilutive securities	0.8		0.8	0.6		0.6
Total shares	59.7		59.7	63.7		63.7

Diluted net income per common share	$4.55		$3.72	$2.18		$2.38

	Year Ended			Year Ended
	2/4/24			1/29/23
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$663.6	$4.7	$658.9	$200.4	$(393.2)	$593.6

Weighted average common shares	61.0		61.0	65.7		65.7
Weighted average dilutive securities	0.7		0.7	0.5		0.5
Total shares	61.7		61.7	66.2		66.2

Diluted net income per common share	$10.76		$10.68	$3.03		$8.97

(1) Represents the impact on net income in the periods ended February 4, 2024 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; (iv) the restructuring costs related to the 2022 cost savings initiative; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended January 29, 2023 from the elimination of (i) the recognized actuarial gain on retirement plans, (ii) the net costs related to the Russia business exit; (iii) the gain recorded in connection with the Karl Lagerfeld transaction; (iv) the noncash goodwill impairment charge; (v) the restructuring costs related to the 2022 cost savings initiative; and (vi) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/4/24	1/29/23
ASSETS
Current Assets:
Cash and Cash Equivalents	$707.6	$550.7
Receivables	807.2	945.2
Inventories	1,419.7	1,802.6
Other	325.2	281.9
Total Current Assets	3,259.7	3,580.4
Property, Plant and Equipment	862.6	904.0
Operating Lease Right-of-Use Assets	1,213.8	1,295.7
Goodwill and Other Intangible Assets	5,419.5	5,608.9
Other Assets	417.3	379.3
TOTAL ASSETS	$11,172.9	$11,768.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,905.1	$2,255.7
Current Portion of Operating Lease Liabilities	288.9	353.7
Short-Term Borrowings	—	46.2
Current Portion of Long-Term Debt	577.5	111.9
Other Liabilities	615.0	671.1
Long-Term Portion of Operating Lease Liabilities	1,075.8	1,140.0
Long-Term Debt	1,591.7	2,177.0
Stockholders’ Equity	5,118.9	5,012.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,172.9	$11,768.3

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/4/24	1/29/23
Tommy Hilfiger North America
Net sales	$371.5	$354.1
Royalty revenue	24.1	23.8
Advertising and other revenue	5.0	5.6
Total	400.6	383.5

Tommy Hilfiger International
Net sales	932.2	936.4
Royalty revenue	13.4	15.6
Advertising and other revenue	5.0	5.6
Total	950.6	957.6

Total Tommy Hilfiger
Net sales	1,303.7	1,290.5
Royalty revenue	37.5	39.4
Advertising and other revenue	10.0	11.2
Total	1,351.2	1,341.1

Calvin Klein North America
Net sales	304.8	333.0
Royalty revenue	44.1	43.9
Advertising and other revenue	11.1	13.4
Total	360.0	390.3

Calvin Klein International
Net sales	687.0	612.5
Royalty revenue	13.7	14.8
Advertising and other revenue	3.7	3.1
Total	704.4	630.4

Total Calvin Klein
Net sales	991.8	945.5
Royalty revenue	57.8	58.7
Advertising and other revenue	14.8	16.5
Total	1,064.4	1,020.7

Heritage Brands Wholesale
Net sales	74.2	126.5
Royalty revenue	0.1	0.2
Advertising and other revenue	—	0.2
Total	74.3	126.9

Total Revenue
Net sales	2,369.7	2,362.5
Royalty revenue	95.4	98.3
Advertising and other revenue	24.8	27.9
Total	$2,489.9	$2,488.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/4/24			1/29/23
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$38.5	$(0.9)	$39.4	$9.4	$(0.5)	$9.9

Tommy Hilfiger International	164.1	(1.4)	165.5	165.2	4.7	160.5

Total Tommy Hilfiger	202.6	(2.3)	204.9	174.6	4.2	170.4

Calvin Klein North America	36.2	(0.6)	36.8	24.5	(0.6)	25.1

Calvin Klein International	110.5	(0.6)	111.1	65.0	1.6	63.4

Total Calvin Klein	146.7	(1.2)	147.9	89.5	1.0	88.5

Heritage Brands Wholesale	17.8	13.5	4.3	9.9	(0.4)	10.3

Corporate	(10.2)	45.5	(55.7)	23.4	77.6	(54.2)

Total earnings before interest and taxes	$356.9	$55.5	$301.4	$297.4	$82.4	$215.0

(1) The adjustments for the quarter ended February 4, 2024 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; and (iv) the restructuring costs related to the 2022 cost savings initiative.

(2) The adjustments for the quarter ended January 29, 2023 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain on contract terminations related to the Russia business exit; and (iii) the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/4/24	1/29/23
Tommy Hilfiger North America
Net sales	$1,262.7	$1,185.0
Royalty revenue	88.5	86.0
Advertising and other revenue	20.5	21.7
Total	1,371.7	1,292.7

Tommy Hilfiger International
Net sales	3,376.3	3,282.1
Royalty revenue	58.6	61.9
Advertising and other revenue	18.0	20.7
Total	3,452.9	3,364.7

Total Tommy Hilfiger
Net sales	4,639.0	4,467.1
Royalty revenue	147.1	147.9
Advertising and other revenue	38.5	42.4
Total	4,824.6	4,657.4

Calvin Klein North America
Net sales	1,112.4	1,205.6
Royalty revenue	165.2	170.1
Advertising and other revenue	47.0	54.7
Total	1,324.6	1,430.4

Calvin Klein International
Net sales	2,523.0	2,290.3
Royalty revenue	55.0	53.1
Advertising and other revenue	11.9	9.6
Total	2,589.9	2,353.0

Total Calvin Klein
Net sales	3,635.4	3,495.9
Royalty revenue	220.2	223.2
Advertising and other revenue	58.9	64.3
Total	3,914.5	3,783.4

Heritage Brands Wholesale
Net sales	477.4	581.9
Royalty revenue	0.9	0.9
Advertising and other revenue	0.3	0.6
Total	478.6	583.4

Total Revenue
Net sales	8,751.8	8,544.9
Royalty revenue	368.2	372.0
Advertising and other revenue	97.7	107.3
Total	$9,217.7	$9,024.2

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/4/24			1/29/23
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$93.5	$(12.7)	$106.2	$(175.4)	$(181.9)	$6.5

Tommy Hilfiger International	454.6	(17.3)	471.9	514.8	(34.1)	548.9

Total Tommy Hilfiger	548.1	(30.0)	578.1	339.4	(216.0)	555.4

Calvin Klein North America	107.6	(9.1)	116.7	(81.9)	(167.2)	85.3

Calvin Klein International	386.0	(10.8)	396.8	252.6	(92.2)	344.8

Total Calvin Klein	493.6	(19.9)	513.5	170.7	(259.4)	430.1

Heritage Brands Wholesale	39.3	5.7	33.6	47.4	(2.6)	50.0

Corporate	(152.2)	41.9	(194.1)	(86.8)	92.2	(179.0)

Total earnings before interest and taxes	$928.8	$(2.3)	$931.1	$470.7	$(385.8)	$856.5

(1) The adjustments for the year ended February 4, 2024 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; and (iv) the restructuring costs related to the 2022 cost savings initiative.

(2) The adjustments for the year ended January 29, 2023 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the net costs related to the Russia business exit; (iii) the gain recorded in connection with the Karl Lagerfeld transaction; (iv) the noncash goodwill impairment charge; and (v) the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Reconciliations of 2023 Constant Currency Revenue

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/4/24	1/29/23

Tommy Hilfiger International	$950.6	$957.6	(0.7)%	1.9%	(2.6)%
Total Tommy Hilfiger	1,351.2	1,341.1	0.8%	1.4%	(0.6)%

Calvin Klein International	704.4	630.4	11.7%	1.4%	10.3%
Total Calvin Klein	1,064.4	1,020.7	4.3%	0.9%	3.4%

Total Revenue	$2,489.9	$2,488.7	—%	1.0%	(1.0)%

Total Direct-to-Consumer	$1,370.8	$1,254.7	9.3%	0.7%	8.6%
Owned and Operated Digital Commerce	$276.0	$250.4	10.2%	1.0%	9.2%
Wholesale	$998.9	$1,107.8	(9.8)%	1.7%	(11.5)%

Total Digital	$525.2	$521.7	0.7%	1.7%	(1.0)%

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/4/24	1/29/23

Tommy Hilfiger International	$3,452.9	$3,364.7	2.6%	1.6%	1.0%
Total Tommy Hilfiger	4,824.6	4,657.4	3.6%	1.2%	2.4%

Calvin Klein International	2,589.9	2,353.0	10.1%	0.9%	9.2%
Total Calvin Klein	3,914.5	3,783.4	3.5%	0.5%	3.0%

Total Revenue	$9,217.7	$9,024.2	2.1%	0.7%	1.4%

PVH CORP.
Reconciliations of Constant Currency Revenue (continued)

Reconciliations of 2024 Constant Currency Revenue

	Full Year 2024 (Estimated)	First Quarter 2024 (Estimated)

GAAP revenue decrease	(6)% to (7)%	(11)%
Negative impact of foreign exchange	—%	(1)%
Non-GAAP revenue decrease on a constant currency basis	(6)% to (7)%	(10)%